Exhibit 10.11
AIRCRAFT TIME SHARING AGREEMENT

This AIRCRAFT TIME SHARING AGREEMENT (the “Agreement”) is made and effective as of the 11th day of March, 2024, (the “Effective Date”), by and between Sempra, a California corporation (“Time Share Lessor”), and Jeffrey W. Martin, an individual (“Time Share Lessee”).

W I T N E S S E T H :

WHEREAS, Time Share Lessor has entered into contractual arrangements with FlexJet, LLC pursuant to which Time Share Lessor has an undivided fractional ownership and/or undivided fractional leasehold interest in the Aircraft (defined below);

WHEREAS, to provide for the safety and security of Time Share Lessee in his capacity as Time Share Lessor’s Chairman and Chief Executive Officer and to help maximize Time Share Lessee’s ability to carry out the responsibilities of his positions, Time Share Lessor has determined it is appropriate for Time Share Lessor to enter into this Agreement;

WHEREAS, Time Share Lessee desires to lease the Aircraft from Time Share Lessor, and Time Share Lessor is willing to lease the Aircraft to Time Share Lessee, in each case with a flight crew, on a non-exclusive basis, and on a time sharing basis as defined in Section 91.501(c)(1) of the FAR;

WHEREAS, during the Term of this Agreement, the Aircraft will be subject to use by Time Share Lessor and may be subject to use by one or more other third-parties.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

“Aircraft” means, individually and collectively as the context requires, the Aircraft described in Exhibit A.

“Aircraft Documents” means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Aircraft or that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft.

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

“Business Day” means any day of the year in which banks are not authorized or required to close in State of California.

“DOT” means the United States Department of Transportation or any successor agency.

“FAA” means the Federal Aviation Administration or any successor agency.

“FAR” means collectively the Aeronautics Regulations of the FAA and the DOT, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Flight Hour” means one hour of use of the Aircraft in flight operations, as recorded on the Aircraft hour meter and measured in one-tenth of an hour increments.

“Operating Base” means the applicable home base of each Aircraft.

“Operational Control” has the same meaning given the term in Section 1.1 of the FAR.

“Pilot in Command” has the same meaning given the term in Section 1.1 of the FAR.

“Term” means the entire period from the Effective Date to the date this Agreement is terminated pursuant to Section 3.

2.            Agreement to Lease. Time Share Lessor agrees to lease the Aircraft to Time Share Lessee from time to time on an “as needed and as available” basis, and to provide, or cause to be provided, a fully qualified flight crew for all of Time Share Lessee’s flights, in accordance with the terms and conditions of this Agreement, subject to the Program Agreements (as such term is defined in the applicable General Terms and Conditions Agreement between Flexjet, LLC and Time Share Lessor, as it may be amended or restated from time to time). Nothing contained herein shall obligate or entitle Time Share Lessee to any minimum usage of the Aircraft.

3.            Term.

3.1    Initial Term. The initial term of this Agreement shall commence on the Effective Date and continue for a period of one year.

3.2    Renewal. At the end of the initial one year term or any subsequent one year term, this Agreement shall automatically be renewed for an additional one year term.

3.3    Termination. Each party shall have the right to terminate this Agreement at any time with or without cause upon 30 days prior written notice to the other party.

4.            Applicable Regulations. The parties hereto intend that this Agreement shall constitute, and this Agreement shall be interpreted as, a Time Sharing Agreement as defined in Section 91.501(c)(1) of the FAR. The parties agree that for all flights under this Agreement, the Aircraft shall be operated under the pertinent provisions of Subpart F of Part 91 of the FAR. If any provision of this Agreement is determined to be inconsistent with any of the requirements of the provisions of Subpart F of Part 91 of the FAR, such provision shall be deemed amended in any respect necessary to bring it into compliance with such requirements.

5.            Non-Exclusivity. Time Share Lessee acknowledges that the Aircraft is leased to Time Share Lessee hereunder on a non-exclusive basis, and that the Aircraft will also be subject to use by Time Share Lessor and may also be subject to non-exclusive leases to others during the Term.

6.        Flight Charges. Time Share Lessee shall pay Time Share Lessor for each flight conducted under this Agreement an amount to be mutually agreed upon on a flight-by-flight basis (which amount could be zero for any particular flight), provided such amount shall not exceed the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the FAR, which expenses include and are limited to:

6.1    fuel, oil, lubricants, and other additives;
6.2    travel expenses of the crew, including food, lodging and ground transportation;
6.3    hangar and tie down costs away from the Aircraft's Operating Base;
6.4    insurance obtained for the specific flight;
6.5    landing fees, airport taxes and similar assessments;
6.6    customs, foreign permit, and similar fees directly related to the flight;
6.7    in-flight food and beverages;

6.8    passenger ground transportation;
6.9    flight planning and weather contract services; and
6.10    an additional charge equal to 100% of the expenses listed in Section 6.1.

7.            Invoices and Payment. Time Share Lessor shall provide an invoice to Time Share Lessee for an amount, if any, determined in accordance with Section 6 above. Time Share Lessee shall remit the full amount of any such invoice to Time Share Lessor no later than 180 days following Time Share Lessee’s receipt of the invoice. Without limiting the foregoing, amounts payable by Time Share Lessee to Time Share Lessor under this Agreement shall include any U.S. federal excise tax that are imposed under Section 4261 of the Internal Revenue Code of 1986, as amended, or any successor section or any similar excise taxes, if any.

8.            Scheduling Flights. In connection with scheduling flights, Time Share Lessee shall comply with the scheduling procedures and other requirements set forth in Time Share Lessor’s Corporate Aircraft Usage and Guidelines policy as it shall from time to time be in effect. Time Share Lessee’s rights to schedule use of the Aircraft during the Term of this Agreement shall at all times be subordinate to the Aircraft use requirements of Time Share Lessor.

9.            Title and Registration. Time Share Lessor has legal and equitable title to the Aircraft as described in Exhibit A, or such different amount if this percentage ownership interest changes. Time Share Lessee acknowledges that title to such ownership interest in the Aircraft shall remain vested in Time Share Lessor.

10.            Aircraft Maintenance. As between Time Share Lessor and Time Share Lessee, Time Share Lessor shall be solely responsible for maintenance, preventive maintenance and required or otherwise necessary inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all Applicable Laws and regulations, and within the sound discretion of the Pilot in Command.

11.            Flight Crews; Aircraft Operation; Compliance with Law.

11.1     Flight Crew. Time Share Lessor shall provide, or cause to be provided, at its sole cost, to Time Share Lessee a qualified flight crew for each flight conducted in accordance with this Agreement, who in all cases shall (i) be fully qualified and properly certificated and trained, (ii) hold all licenses, certificates, ratings, type ratings or endorsements appropriate to the Aircraft, purpose of flight, condition of flight or as otherwise required by the FARs, and (iii) meet all currency of flight and other requirements specified by the FAA and the insurance policies for the Aircraft and be included under the insurance coverage for the Aircraft. The flight crew shall be and remain under the exclusive command and control of Time Share Lessor in all phases of all flights conducted hereunder.

11.2     Operation of Aircraft. For all of Time Share Lessee's flights under this Agreement, Time Share Lessor shall operate the Aircraft in accordance with the provisions of Part 91 of the FARs and agrees not to operate or locate the Aircraft (nor allow the Aircraft to be operated or located) (i) in any area excluded from coverage by any insurance policy in effect with respect to the Aircraft, (ii) in any area to which travel or flights are restricted or prohibited by law or in violation of any United States export control law, or (iii) in areas that are war zones or recognized as threatened or actual areas of hostilities.

11.3     Compliance with Law, Etc. For all of Time Share Lessee's flights under this Agreement, Time Share Lessor shall use, operate and maintain the Aircraft (i) in compliance with all laws or regulations of governmental bodies having jurisdiction over Time Share Lessor or the Aircraft including, without limitation, the FARs, and (ii) in compliance with the Aircraft’s flight manual, manufacturer’s recommended maintenance program and operating procedures, airworthiness certificate, license or registration relating to the Aircraft issued by any governmental body, and the insurance policies in effect with respect to the Aircraft. Time Share Lessor shall, at its sole cost, maintain in full force and effect all authorizations required for the operation of the Aircraft by Time Share Lessor hereunder.

12.            OPERATIONAL CONTROL. THE PARTIES EXPRESSLY AGREE THAT TIME SHARE LESSOR SHALL HAVE AND MAINTAIN SOLE OPERATIONAL CONTROL OF THE AIRCRAFT AND EXCLUSIVE POSSESSION, COMMAND AND CONTROL OF THE AIRCRAFT FOR ALL FLIGHTS OPERATED UNDER THIS AGREEMENT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A “TIME SHARING AGREEMENT” AS SUCH TERM IS DEFINED IN SECTION 91.501(C)(1) OF THE FAR. TIME SHARE LESSOR SHALL EXERCISE EXCLUSIVE AUTHORITY OVER INITIATING, CONDUCTING, OR TERMINATING ANY FLIGHT CONDUCTED ON BEHALF OF TIME SHARE LESSEE PURSUANT TO THIS AGREEMENT.

13.            Authority of Pilot In Command. Notwithstanding that Time Share Lessor shall have Operational Control of the Aircraft during any flight conducted pursuant to this Agreement, Time Share Lessor and Time Share Lessee expressly agree that the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessary to ensure the safety of the Aircraft, the flight crew, the passengers, and persons and property on the ground. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability of Time Share Lessor to Time Share Lessee for loss, injury, damage or delay.

14.            Passengers and Baggage. Except as provided in Section 15, Time Share Lessee may carry on the Aircraft on all flights under this Agreement such passengers and baggage/cargo as Time Share Lessee in its sole discretion shall determine; provided, however, that the passengers to be carried on such flights shall be limited to those permitted under the pertinent provisions of Part 91 of the FAR, and that the number of such passengers shall in no event exceed the number of passenger seats legally available in the Aircraft and the total load, including fuel and oil in such quantities as the Pilot in Command shall determine to be required, shall not exceed the maximum allowable load for the Aircraft.

15.            Prohibited Items. Time Share Lessee shall not cause or permit to be carried on board the Aircraft, and shall not cause or permit any passenger to carry on board the Aircraft, any contraband, prohibited dangerous goods, or prohibited controlled substances on the Aircraft at any time.

16.            Force Majeure. Time Share Lessor shall not be liable for delay or failure to furnish the Aircraft and/or flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God or other unforeseen or unanticipated circumstances.

17.            Insurance. Time Share Lessor shall obtain and maintain insurance policies with respect to the Aircraft as required pursuant to its obligations under its Program Agreements (as such term is defined in the General Terms and Conditions Agreement between Flexjet, LLC and Time Share Lessor dated February 23, 2023, as it may be amended or restated from time to time). Time Share Lessor shall name Time Share Lessee and such other persons as Time Share Lessee may reasonably request as Additional Insureds under any and all such insurance policies (without responsibility for premiums).

18.            Time Share Lessee Covenant. During the Term of this Agreement, Time Share Lessee shall abide by and conform to all Applicable Laws, governmental and airport orders, rules and regulations, and Time Share Lessor’s Corporate Aircraft Usage and Guidelines policy, in each case as shall from time to time be in effect relating to the use of the Aircraft by a time sharing Time Share Lessee under Part 91 of the FAR.

19.            No Assignments. Neither this Agreement nor any party's interest herein shall be assignable to any other party whatsoever.

20.            Entire Agreement. This Agreement constitutes the entire agreement of the parties as of the Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

21.            Prohibited or Unenforceable Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by Applicable Law, each of Time Share Lessor and Time Share Lessee hereby waives any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

22.            Binding Effect. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Time Share Lessor, Time Share Lessee, and each of their respective agents, servants, heirs, representatives and successors.

23.            Headings. The section headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

24.            Amendments. No term or provision of this Agreement may be amended, changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties. Notwithstanding the foregoing, Time Share Lessor may from time to time add individual aircraft to become subject to this Agreement and/or remove individual aircraft from the applicability of this Agreement, without a written instrument signed by both parties, by (i) replacing Exhibit A with an updated list of Aircraft that are subject to this Agreement, (ii) mailing a copy of this Agreement, including such replaced Exhibit A, to the Federal Aviation Administration as set forth in Section 32.1 of this Agreement, and (iii) providing a copy of this Agreement, including such replaced Exhibit A, to Time Share Lessee. In the event a new Aircraft is added to Exhibit A and becomes subject to this Agreement, Time Share Lessor shall provide the FSDO notification as set forth in Section 32.1. In the event Time Share Lessor from time to time sells any interest in any individual Aircraft then listed on Exhibit A, such Aircraft shall, upon the transfer of title to such Aircraft or termination of a leasehold interest in such Aircraft, as applicable, be deemed immediately removed from the applicability of this Agreement regardless of whether or when such Aircraft is specifically removed from Exhibit A.

25.            No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

26.            Notices. All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by email, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

If to Time Share Lessor:	Sempra
488 8th Avenue
San Diego, CA 92101
Attn: Chief Financial Officer
Email: [***]@sempra.com

If to Time Share Lessee:	Jeffrey W. Martin
488 8th Avenue
San Diego, CA 92101
Email: [***]@sempra.com

27.            Governing Law. This Agreement has been negotiated and delivered in the State of California and shall in all respects be governed by, and construed in accordance with, the laws of the State of California, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

28.            Jurisdiction and Venue. Exclusive jurisdiction and venue over any and all disputes between the parties arising under this Agreement shall be in, and for such purpose each party hereby submits to the jurisdiction of, the state and federal courts serving the State of California.

29.            EXCULPATION FROM LIABILITY. NEITHER TIME SHARE LESSOR NOR ITS AFFILIATES MAKES, HAS MADE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE AIRCRAFT TO BE USED HEREUNDER OR ANY ENGINE OR COMPONENT THEREOF INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, AIRWORTHINESS, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR TITLE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY DAMAGES FOR DIMINUTION IN VALUE OF THE AIRCRAFT, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING, BUT NOT LIMITED TO LOSS OF USE, REVENUE, OR PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, EVEN IF ANY PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITIES OF SUCH DAMAGES. The provisions of this Section 29 shall survive the expiration or termination of this Agreement.

30.            No Agent Relationship. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Time Share Lessor and Time Share Lessee.

31.            Counterparts. This Agreement may be executed by the parties hereto in two or more separate counterparts, each and all of which when so executed and delivered shall be an original, and all of which shall together constitute but one and the same instrument.

32.            TRUTH IN LEASING.

32.1	Instructions For Compliance With “Truth In Leasing” Requirements under FAR § 91.23:

Within 24 hours after execution of this Agreement:
Time Share Lessor shall mail a copy of the executed document to the following address via certified mail, return receipt requested:

Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125

At least 48 hours prior to the first flight to be conducted under this Agreement:
Time Share Lessor shall provide notice, using the FSDO Notification Letter in Exhibit B, of the departure airport and proposed time of departure of the first flight, by facsimile, to the Flight Standards District Office located nearest the departure airport.

Carry a copy of this Agreement in the Aircraft at all times.

32.2	In accordance with the “Truth In Leasing” Requirements under FAR Section 91.23:

TIME SHARE LESSOR HEREBY CERTIFIES THAT, DURING THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409.

TIME SHARE LESSOR ACKNOWLEDGES THAT WHEN IT OPERATES THE AIRCRAFT ON BEHALF OF TIME SHARE LESSEE UNDER THIS AGREEMENT, TIME SHARE LESSOR SHALL BE KNOWN AS, CONSIDERED, AND IN FACT WILL BE THE OPERATOR OF THE AIRCRAFT AND SOLELY RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE.

A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

    IN WITNESS WHEREOF, the parties have executed this Aircraft Time Sharing Agreement as of the date and year first written above.

TIME SHARE LESSOR:

Sempra
By:	/s/ Peter R. Wall
Print:	Peter R. Wall
Title:	Senior Vice President – Controller & Chief Accounting Officer

TIME SHARE LESSEE:
/s/ Jeffrey W. Martin
Jeffrey W. Martin